Exhibit 99.1

Armstrong World Industries Declares Special Cash Dividend

LANCASTER, Pa., March 23, 2012 – Armstrong World Industries, Inc. (NYSE: AWI) today announced that its board of directors has declared a special cash dividend of $8.55 per share. The dividend will be paid on April 10, 2012 to shareholders of record as of April 3, 2012. The ex-dividend date will be March 30, 2012. The dividend will be funded in part by surplus cash on the Company’s balance sheet, and in part by the additional $250 million of debt that the Company successfully issued in the term loan B market via an expansion of its existing senior credit facility from $1.05 billion to $1.3 billion.

Standard & Poor’s and Moody’s have affirmed their credit ratings on Armstrong; BB- (stable) and B1 (stable) respectively.

The amount of Armstrong’s special cash dividend that would be treated as a dividend for U.S. tax purposes depends on the amount of Armstrong’s current and accumulated earnings and profits as determined under the Internal Revenue Code. Because this determination is made as of the close of Armstrong’s fiscal year (December 31, 2012), Armstrong is not in a position to determine the portion of the special cash dividend that will be treated as a dividend for U.S. tax purposes at this time.

Uncertainties Affecting Forward-Looking Statements

Our disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our recent reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2011, Armstrong’s consolidated net sales totaled approximately $2.9 billion. Based in Lancaster, Pa., Armstrong operates 32 plants in eight countries and has approximately 9,100 employees worldwide. For more information, visit http://www.armstrong.com/. Established in 1860, Armstrong celebrated its 150th anniversary in 2010.

Contacts:

Investors:

Tom Waters

717-396-6354

Media:

Jennifer Johnson

866-321-6677